Exhibit (g)(2)(xiii)

December 20, 2024

State Street Bank and Trust Company

One Congress Street

Boston, MA 02114

Re:

Amendment to the Amended and Restated Custodian Agreement, dated as of August 8, 2017, by and among GMO Trust (the “Trust”), on behalf of its series of the Trust, Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and State Street Bank and Trust Company (“State Street Bank”), as amended (the “Custodian Agreement ”), and the Amended and Restated Delegation Agreement, dated as of June 29, 2001, by and between State Street Bank and GMO Trust, on behalf of its series of the Trust, as amended (the “Delegation Agreement” )

Ladies and Gentlemen:

The Trust hereby notifies you that it has established two additional series of shares, namely, GMO Multi-Asset Credit Fund and GMO MAC Implementation Fund (the “New Funds”). The Trust (as defined in each of the Custodian Agreement and the Delegation Agreement) desires that you serve as (i) custodian of the assets of the New Funds under the terms of the Custodian Agreement and (ii) delegate with respect to the assets of the New Funds under the terms of the Delegation Agreement.

If you agree to so serve as custodian and delegate for the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon the New Funds shall be deemed a “Fund” under each of the Custodian Agreement and Delegation Agreement. This letter agreement shall constitute an amendment to the Custodian Agreement and the Delegation Agreement and, as such, a binding agreement among the Trust, GMO (only in the case of the Custodian Agreement) and you in accordance with its terms. An amended Schedule A with a list of GMO Trust Funds is attached hereto.

Furthermore, please sign below to reflect your agreement to amend Schedule A to each of the Remote Access Services Agreement, dated as of August 5, 2015, and the Funds Transfer and Transaction Operating Guidelines Agreement, dated as of October 18, 2023, each by and among State Street Bank and the Trust on behalf of each of its series listed on Schedule A thereto, in order to add the New Funds to each such Schedule A. The New Funds will provide five business days’ notice to State Street Bank prior to the commencement of the New Funds’ operations.

Notice

A copy of the Declaration of Trust, together with all amendments thereto, is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees or officers of the Trust or shareholders of any series of the Trust individually but are binding only upon the assets and property of the Trust or the respective series.

Information Classification: Limited Access

Sincerely,

GMO TRUST

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charlton
Title:	Vice President - Law

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

By:	/s/ Douglas Y. Charton
Name:	Douglas Y. Charlton
Title:	Counsel

The foregoing is hereby accepted and agreed

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Scott Shirrell
Name:	Scott Shirrell
Title:	Managing Director

This instrument is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this instrument are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

Information Classification: Limited Access

SCHEDULE A

(Amended as of December 20, 2024)

List of GMO Trust Funds

GMO Alternative Allocation Fund

GMO Asset Allocation Bond Fund

GMO Benchmark-Free Allocation Fund

GMO Benchmark-Free Fund

GMO Climate Change Fund

GMO Emerging Country Debt Fund

GMO Emerging Country Debt Shares Fund*

GMO Emerging Markets ex-China Fund

GMO Emerging Markets Fund

GMO Global Asset Allocation Fund

GMO Global Developed Equity Allocation Fund

GMO Global Equity Allocation Fund

GMO High Yield Fund

GMO Implementation Fund

GMO International Developed Equity Allocation Fund

GMO International Equity Allocation Fund

GMO International Equity Fund

GMO International Opportunistic Value Fund

GMO MAC Implementation Fund*

GMO Multi-Asset Credit Fund*

GMO Multi-Sector Fixed Income Fund

GMO Opportunistic Income Fund

GMO Quality Cyclicals Fund

GMO Quality Fund

GMO Resource Transition Fund

GMO Resources Fund

GMO Small Cap Quality Fund-

GMO Strategic Opportunities Allocation Fund

GMO U.S. Equity Fund

GMO U.S. Opportunistic Value Fund-

GMO U.S. Small Cap Value Fund

GMO U.S. Treasury Fund

GMO-Usonian Japan Value Creation Fund

*	GMO will provide State Street with at least five (5) business days’ prior notice to the commencement of operations

Information Classification: Limited Access